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Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations	Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Associates	Bio-Technology General Corp.
212-370-4500	732-632-8800

BIO-TECHNOLOGY GENERAL CORP. TO ACQUIRE ROSEMONT
PHARMACEUTICALS, AN AKZO NOBEL UK SUBSIDIARY

—ACCRETIVE TO EARNINGS—
—STRENGTHENS SPECIALTY PHARMA PORTFOLIO—
—PROVIDES PRESENCE IN EUROPEAN MARKET—

        ISELIN, N.J.—September 20, 2002—Bio-Technology General Corp. (NASDAQ:BTGCE) today announced the signing of a definitive agreement to acquire Rosemont Pharmaceuticals, Ltd., a subsidiary of Akzo Nobel (Amsterdam:AKZO.AS), and a leader in the UK market for oral liquid formulations of branded non-proprietary drugs. Rosemont is a profitable specialty pharmaceutical company based in Leeds, England, that develops, manufactures, and markets prescription drugs in oral liquid form primarily for the domestic UK market.

        The purchase price of £64 million or approximately $99 million (£61 million or approximately $95 million, net of Rosemont's anticipated cash balances on closing) will be paid out of BTG's available cash resources. The acquisition is anticipated to close by September 30, 2002.

        Rosemont's competitive and financial highlights include:

  •
  2001 net revenues of £13.1 million ($20.3 million), EBITDA of £5.6 million ($8.7 million), and three-year compound revenue growth rate of approximately 15%, and for the six months ended June 30, 2002, net revenues of £7.3 million ($11.3 million), EBITDA of £3.2 million ($5 million), and revenue growth of 16%, compared to the six months ended June 30, 2001;

  •
  operations in a market sector that is growing at 15% per annum, or more than twice the rate of growth of the overall UK pharmaceutical market;

  •
  products that are able to command premium pricing in comparison to competing tablet formulations by satisfying an otherwise unmet market need;

  •
  attractive gross margins commensurate with patent-protected products;

  •
  a leadership position in the niche UK marketplace for oral liquid drugs;

  •
  products that primarily service the elderly, a population expected to grow significantly over the coming years; and

  •
  support for the consumption of oral liquid formulations from the UK Medicines Control Agency.

        "We are very pleased indeed with our acquisition of Rosemont and the important step it represents for our Company. The acquisition will immediately generate an incremental revenue stream for us in 2002 and we currently anticipate it will be significantly accretive to earnings beginning in 2003," stated Sim Fass, Chairman and Chief Executive Officer of BTG. "Additionally, Rosemont's attractive margins, leading position in the UK market for oral liquid drug formulations, its long history of profitability, and its stellar growth meet our criteria for the strategic enhancement of our business."

        Products manufactured and marketed by Rosemont include CNS and cardiovascular drugs and a recently introduced patented oral liquid formulation of tamoxifen, trademarked Soltamox, for the treatment of early and advanced stage breast cancers. Global rights to the tamoxifen product are also included in the acquisition.

        Sim Fass concluded: "Our acquisition of Rosemont provides us with a valuable presence in the European specialty pharmaceutical marketplace. We welcome and look forward to working with Rosemont's management team in continuing to grow the business at its historical double-digit levels, and to supporting the introduction of new oral liquid formulations for the UK market. Beyond the Rosemont acquisition, and consistent with our corporate goals, we continue to actively seek to enhance our US and worldwide business through further strategic acquisitions and strategic alliances."

        In connection with the Company's change of auditors, BTG expects its new auditors, KPMG, to complete a previously announced reaudit of BTG's financial statements for fiscal years 1999, 2000, and 2001 on schedule. BTG will file audited financial statements for those years with the SEC in the week of September 23, 2002, bringing the Company into compliance with NASDAQ Marketplace Rule 4310(c)(14).

        Bio-Technology General Corp., a leading biopharmaceutical company, develops, manufactures and markets genetically engineered and other products for human health care. BTG's products are marketed worldwide. Products sold in the United States are Oxandrin® (oxandrolone, USP), marketed by BTG and by the Ross Products Division of Abbott Laboratories under a co-marketing agreement, Delatestryl® (testosterone enanthate), marketed by BTG, Mircette (oral contraceptive), marketed by Organon, Inc., and BioLon™ (sodium hyaluronate), marketed by Akorn, Inc. Products sold internationally are Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B (hepatitis B vaccine), Silkis®(vitamin D derivative), Arthrease™ (sodium hyaluronate for ostearthritis), and recombinant human insulin. BTG's news releases and other information are available on the Company's website at www.btgc.com.

        Arthrease is a trademark of DePuy Orthopaedics, Inc., Mircette is a registered trademark of Organon, Inc., Silkis is a registered trademark of Galderma.

        BTG will be offering a live webcast discussion of the Rosemont acquisition, hosted by Sim Fass, Chairman and CEO, on Friday, September 20, 2002, at 9:30 am. ET. The webcast can be accessed at www.btgc.com, and will be archived through September 27, 2002.

        An audio replay will also be available from September 20, 2002 after 11:00 a.m. ET through September 27, 2002 and can be accessed by dialing 800-428-6051 (in the U.S.) or 973-709-2089 (outside the U.S.); passcode number is 261557.

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        Statements in this news release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

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Exhibit 99.1